Exhibit 99.1

RECENT DEVELOPMENTS

We previously reported that the FDA had scheduled a meeting of its Oncologic Drugs Advisory Committee (“ODAC”) and on May 10, 2007, the ODAC held a panel meeting to discuss the safety/efficacy profile of erythropoiesis-stimulating agents (“ESAs”), including Aranesp® and EPOGEN®. The ODAC is an advisory committee of external experts who advise the U.S. Food and Drug Administration (“FDA”) about the safety and efficacy of drug products for use in treating cancer. This committee is advisory only and FDA officials are not bound or limited by its recommendations. However, the FDA commonly follows the recommendations of its advisory panels.

Responding to questions posed in advance by the FDA, the seventeen ODAC members voted on these questions and the results of these votes, as follows, could limit the use of our ESAs:

•	Fifteen of the panel members voted to recommend additional restrictions on ESA labels;
•	The panel voted unanimously to recommend additional clinical trials be conducted to more clearly define the benefits and risks associated with the use of ESAs;
•	Twelve of the panel members voted to recommend additions to ESA labels to state that ESAs are not indicated for use in specific tumor types;
•	Fifteen of the panel members voted to recommend a defined hemoglobin level in asymptomatic patients for initiation of treatment with ESAs; and
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Sixteen panel members voted to recommend changes to ESA labels recommending discontinuation of ESA therapy following the completion of a chemotherapy regimen and reevaluation of the degree of anemia with subsequent chemotherapy regimen.

However, eleven of the seventeen panel members voted against recommending lowering the upper limit of the hemoglobin range in the current ESA labels.

While the ODAC recommended that more restrictions be added to ESA labels and that additional clinical trials be conducted by companies with currently approved ESAs, including us, no specific restrictions or studies were recommended. Although not required, the FDA will likely take into consideration the recommendations by the ODAC and will decide what updates to the ESA labels are necessary and whether additional clinical trials for ESAs should be conducted and how those trials should be designed. The further restrictions to the prescribing information of the ESA labels may include i) limiting use of ESAs in certain tumor types, ii) establishment of a threshold hemoglobin level before therapy with ESAs may be initiated, and iii) limiting when and how long post-chemotherapy treatment ESAs should be used. The FDA has not publicly communicated a timeline to discuss the recommendations from the ODAC, although we expect the FDA will act in a timely manner. In addition, the FDA has stated that it intends to hold a meeting of the Cardio Renal Drugs Advisory Committee in the fall of 2007, to review the use of ESAs in the renal setting.

Further, on March 14, 2007, shortly after the label changes for all ESAs, the Centers for Medicare and Medicaid Services (“CMS”) announced that the agency had begun reviewing all Medicare policies related to the administration of ESAs in non-renal disease applications as part of a national coverage analysis (“NCA”) which is generally CMS’ first step toward developing a national coverage determination (“NCD”). Generally, a NCD is a national policy statement granting, limiting or excluding Medicare coverage or reimbursement for a specific medical item or service. During the initial comment period which ended on April 13, 2007, we submitted comments to CMS which included a detailed and thorough review of the available clinical data, noted a series of important considerations and made a number of specific recommendations for the agency to consider in developing a NCD. On May 14, 2007, CMS issued its Proposed National Coverage Decision Memorandum for Use of Erythropoiesis Stimulating Agents in Cancer and Related Neoplastic Conditions (the “Proposed NCD”), which under the Medicare Prescription Drug Improvement and Modernization Act (the “MMA”), is subject to a 30-day public comment period ending June 13, 2007, before being finalized 60 days after the conclusion of the public comment period on August 12, 2007. In the Proposed NCD, CMS listed 13 oncology-related conditions for which CMS would deny Medicare coverage of Aranesp® and Johnson & Johnson’s Procrit® for the treatment of anemia. CMS stated that it has proposed denying coverage because the agency believes that treatment with ESAs in these conditions is not reasonable and necessary either because of a deleterious or worse effect of the ESA on the underlying disease or because the underlying cancer increases the risk of adverse effects related to ESA use. The 13 conditions which CMS has proposed denying coverage are:

•	any anemia in cancer or cancer treatment patients due to folate deficiency, deficiency, hemolysis, bleeding, or bone marrow fibrosis;
•	the anemia of myelodysplasia;
•	the anemia of myeloid cancers;
•	the anemia associated with the treatment of myeloid cancers or erythroid cancers;
•	the anemia of cancer not related to cancer treatment;
•	any anemia associated with radiotherapy;
•	prophylactic use to prevent chemotherapy-induced anemia;
•	prophylactic use to reduce tumor hypoxia;
•	patients with erythropoietin-type resistance due to neutralizing antibodies;
•	patients with treatment regimens including anti-angiogenic drugs such as bevacizumab (Avastin®);
•	patients with treatment regimens including monoclonal/polyclonal antibodies directed against the epidermal growth factor (EGF) receptor (Erbitux® and VectibixTM);
•	anemia due to cancer treatment if patients have uncontrolled hypertension; and
•	patients with thrombotic episodes related to malignancy.

In the Proposed NCD, CMS also proposed new limits on the permitted Medicare coverage of ESAs in certain types of cancers, including breast, lung, prostate and colorectal, which account for the most common solid tumor cancer cases in the United States. The cancer types other than the solid tumor cancers enumerated above include but are not necessarily limited to: bone (sarcoma), brain neurologic, cervical, gastric, head-and-neck (squamous cell), hepatic, lymphoma, melanoma, multiple myleoma, muscle including cardiac, ovarian, pancreatic (exocrine), retinal and uterine. CMS also proposed that use of ESAs in these cancers is only reasonable and necessary under conditions in which the presence of erythropoietin receptors on either normal tissue/cell lines or malignant tissue/cell lines has been reported in literature. As proposed, Medicare coverage of ESAs in these types of cancers would be limited under new dosing and treatment restrictions including:

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initial treatment with ESAs would be limited in patients with hemoglobin/hematocrit levels immediately prior to initiation of dosing for the month should be < 9 g/dL or 27 percent in patients without known cardiovascular disease and < 10 g/dL or 30 percent in patients with documented symptomatic ischemic disease that cannot be treated with blood transfusion;

•	the maximum duration of covered treatment would be 12 weeks per year; and
•	the maximum covered 4 week treatment dose would 126,000 units for erythropoietin and 630 mcg for darbepoetin.

CMS also stated in the Proposed NCD that:

•	continued use of the drug (ESA) is not reasonable and necessary if there is evidence of poor drug response (hemoglobin/hematocrit rise < 1 g/dL or < 3%) after 4 weeks of treatment;
•	continued administration of the drug (ESA) is not reasonable and necessary if there is an increase in fluid retention or weight (5 kg) after 2 weeks of treatment; and
•	continued administration of the drug (ESA) is not reasonable and necessary if there is a rapid rise in hemoglobin/hematocrit > 1 g/dL or > 3% after 2 weeks of treatment.

Any Medicare reimbursement coverage decisions finalized by CMS in an NCD for treatment of anemia in cancer would likely be followed and implemented by private payers. Further, physicians may reduce use and dose of ESAs and private payers may accelerate reimbursement decisions in anticipation of the final NCD.

Additionally, CMS stated that, in light of the issues discussed in our review of the evidence and serious safety concerns voiced in the May 10, 2007 ODAC meeting, they were interested in public comment on whether coverage for ESA therapy for Medicare beneficiaries with cancer should occur only within appropriately designed clinical research studies where informed consent and safety monitoring can be assured. Lastly, in conjunction with CMS’ announcement that it had begun reviewing all Medicare policies related to the administration of ESAs in non-renal disease applications on March 14, 2007, CMS also stated that the agency is currently reviewing the Claims Monitoring Policy: erythropoietin/darbepoetin alfa usage for beneficiaries with end stage renal disease (“EMP”) for patients with End Stage Renal Disease (“ESRD”) who are dialyzed in renal facilities although they have not yet announced further changes to the EMP.

These recent developments are likely to have a negative affect on use, reduce reimbursement and coverage and negatively affect product sales of our ESA products and may have a material adverse effect on our business and results of operations. Future worldwide sales of Aranesp® and EPOGEN® will be dependent, in part, on the outcome and impact of these recent developments. However, management has begun taking actions to reduce operating expense growth to help minimize the impact of declines in revenue growth on our operating results. In addition, while we cannot accurately predict the impact of these recent developments on how, or under what circumstances, healthcare providers will prescribe or administer our products and we cannot estimate the full impact of the MMA on our business, we believe that it is likely to be significant to our business in 2007. Further, any changes to the EMP or an NCD for ESAs in the renal setting, which may include non-coverage and/or new dosing and treatment restrictions similar to those proposed in the Proposed NCD for treatment of anemia in oncology with ESAs, would negatively effect use, reduce reimbursement and coverage, negatively affect product sales of our ESA products and may have a material adverse effect on our business and results of operations. (See Risk Factors “—The results of the May 10, 2007 ODAC panel meeting on ESAs are likely to result in the FDA requiring us to perform additional clinical trials and/or change the labeling of ESAs.” “—Our sales depend on payment and reimbursement from third-party payers, and, to the extent that reimbursement for our products is reduced, this could negatively impact the utilization of our product.” and “—Our current products and products in development cannot be sold if we do not gain or maintain regulatory approval of our products and we may be required to perform additional clinical trials or change the labeling of our products or take other potentially limiting or costly actions if we or others identify side effects after our products are on the market.”)

As we have previously reported, F. Hoffman-La Roche Ltd. (“Roche”) is developing a pegylated erythropoietin molecule (“peg-EPO”) for which they have filed a biologic license application (“BLA”) with the FDA and which Roche announced on May 18, 2007 that the FDA had issued an approvable letter for MIRCERA® for the treatment of anemia associated with chronic renal failure including patients on dialysis and patients not on dialysis. Roche stated that it has received a draft label from the FDA and expects the label to be finalized after the Cardiovascular and Renal Drugs Advisory Committee has issued its recommendations on the entire class of ESAs. The FDA stated that it intends to hold a meeting of the Cardio Renal Drugs Advisory Committee in the fall of 2007. According to Roche’s public statements, they expect to launch the molecule in the U.S. nephrology segment in 2007, upon regulatory approval, despite our ongoing lawsuit and their acknowledgement of our U.S. erythropoietin patents. (See Risk Factors “—If our intellectual property positions are challenged, invalidated, circumvented or expire, or if we fail to prevail in present and future intellectual property litigation, our business could be adversely affected.”)

We had previously announced that we had discontinued VectibixTM treatment in our Panitumumab Advanced Colorectal Cancer Evaluation (“PACCE”) trial, a non-registration-enabling trial evaluating the addition of VectibixTM to standard chemotherapy and Avastin® (bevacizumab) for the treatment of first-line metastatic colorectal cancer. We are in discussions with the FDA with respect to the VectibixTM label and expect that we will add the data from the PACCE trial to the label. The language is still in development, discussions with the FDA are on-going and any label change is subject to FDA approval. Further, we continue to be in discussions with European Medicines Agency (the “EMEA”) and the Committee for Medicinal Products for Human Use (“CHMP”) with respect to the approval of VectibixTM in the European Union (the “EU”) to treat patients with metastatic colorectal cancer whose disease has progressed on or following all standard chemotherapy regimens. We expect to hear from the CHMP on May 25, 2007, and in the event that we should not obtain an initial positive CHMP opinion, we can request re-examination of the CHMP opinion as part of the EU regulatory process. (See Risk Factors “—Our current products and products in development cannot be sold if we do not gain or maintain regulatory approval of our products and we may be required to perform additional clinical trials or change the labeling of our products or take other potentially limiting or costly actions if we or others identify side effects after our products are on the market.”)